Exhibit 99.5

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help investors understand the historical results of operations and financial condition of EMC Acquisition, LLC and the Emerging Markets Communications business (“EMC”) prior to their acquisition by Global Eagle Entertainment Inc. (“GEE”) on July 27, 2016. The MD&A is provided as a supplement to, and should be read in conjunction with, the historical financial statements and related notes of EMC included elsewhere in this Current Report on Form 8-K/A. Unless otherwise indicated, the information, discussion and analysis herein speaks as of June 30, 2016, including where the present tense is used herein (e.g., the use of “is” or “has”), and does not reflect changes in factual information subsequent to June 30, 2016. As a result, the discussion and analysis herein does not reflect the significant impact of GEE’s acquisition of EMC or other changes or events that occurred subsequent to June 30, 2016.

Overview of EMC

EMC is a communications services provider that offers a multimedia platform delivering communications, Internet, live television, on-demand video, voice, cellular and 3G/LTE services. EMC leverages its wholly-owned and operated satellite-terrestrial-cellular broadband network with fully meshed Multiprotocol Label Switching (“MPLS”) interconnected teleports. EMC has a portfolio of patented technologies and delivers services to land-based sites and marine vessels globally. EMC owns and operates its own ground infrastructure and has global field support centers with engineers hired and trained by EMC, permitting EMC to flexibly and quickly deploy support to customers around the world. Key aspects of EMC’s services include:

•                  Connectivity — EMC provides global satellite bandwidth (C-Band, Ku-Band, Ka-Band), terrestrial broadband network, cellular and 3G services, remote fiber network and fully meshed MPLS interconnected teleports;

•                  Access — EMC provides access to live television worldwide, video (on demand and subscription), 3G cellular services, Internet, voice, data, high-definition video conferencing and universal portals, including through its proprietary SpeedNet product; and

•                  Support — EMC has field support centers worldwide with a spare parts inventory, a 24 hour/7 day- network operations center, certified technicians, system integration and project management.

EMC is headquartered in Miami, Florida.

On September 6, 2013, EMC acquired six entities referred to as the STM Group. On September 30, 2015, EMC spun off two entities within the STM Group, STM Norway AS and STMEA FZE UAE, to Trio Connect, LLC (“Trio”) (which is not affiliated with EMC). The STM Group is a leading provider of high-performance satellite network systems and related Internet protocol services for mobile, fixed-line telephony, data, and multimedia applications.

On November 25, 2014, EMC acquired GIS Group, which consists of two entities: General Industry Systems AS (Norway) and GIS Wavelink Pte Ltd (Singapore). GIS Group is a Norwegian based provider specialized in energy and maritime connectivity services for offshore operations.

On July 1, 2015,  EMC acquired SeaMobile, Inc. (“SeaMobile”), the ultimate parent company of Maritime Telecommunications Network, Inc. (“MTN”) and MTN Government Services, Inc. (collectively, the “MTN Group”). MTN, which is wholly owned by EMC, is a global provider of communications and content services to maritime customers around the world and owns 49% of Wireless Maritime Services, LLC (“WMS”), a provider of onboard cellular services to the cruise ship industry, and of Santander Teleport, a satellite earth station located in Spain.

Critical Accounting Policies and Use of Estimates

EMC prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. On an ongoing basis, EMC’s management evaluates its estimates related to, but not limited to, accounts receivable, inventories, goodwill, intangible assets, income taxes, contingencies, litigation, stock-based compensation expense, and reported amounts of revenues and expenses during the period. EMC bases its estimates on historical experience and other market-specific or other relevant assumptions that it believes to be reasonable under the circumstances. Actual results may differ from those estimates or assumptions.

The following is a summary of EMC’s critical accounting policies.

Accounts Receivable

Accounts receivable are customer obligations due under normal trade terms. EMC regularly reviews its accounts receivable to determine if any receivables will be potentially uncollectible. EMC includes any accounts receivable balances that are determined to be uncollectible, along with a general reserve based upon historical collections, in its overall allowance for doubtful accounts.

Impairment of Long-lived Assets

Communication equipment is highly complex and, due to innovation and enhancements, certain components of the network may lose their utility faster than anticipated. EMC periodically reassesses the economic lives of these components and makes adjustments to their expected lives after considering historical experience and capacity requirements, consulting with vendors, and assessing new product and market demands, as well as other factors.

When factors indicate that communication equipment and network components may not be useful for as long as anticipated, EMC depreciates the remaining book values over the respective residual useful lives. The timing and deployment of new technologies could affect the estimated remaining useful lives of EMC’s communications assets, which could have a significant impact on the results of operations. For the years ended December 31, 2015 and 2014, no impairments were recorded.

Business Combinations — Valuation of Acquired Assets and Liabilities Assumed

EMC allocates the purchase price of transactions that result in a business combination based upon (i) the fair value of the consideration paid and (ii) the fair value of net assets acquired.  The determination of the fair value of net assets acquired requires estimates and judgments of future cash flow expectations for the acquired business and the allocation of those cash flows to identifiable tangible and intangible assets. Fair values are calculated by incorporating expected cash flows into industry standard valuation techniques.  For current assets and current liabilities, the book value is generally assumed to equal the fair value due to their short term nature. Goodwill is the amount by which the purchase price consideration exceeds the fair value of tangible and intangible assets, less assumed liabilities.  To the extent possible, the purchase price is allocated to separate identifiable intangible assets, such as customer relationships and trade names, which are amortized to expense over their estimated useful lives. Acquisition costs are expensed as incurred and are included within other expenses in the consolidated statements of operations.

Goodwill

Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. EMC allocates the cost of an acquired entity to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of the purchase price for acquisitions over the fair value of the net assets acquired, including other intangible assets, is recorded as goodwill. Goodwill is not amortized but is tested for impairment at least annually or more frequently when events or circumstances occur that indicate that it is more likely than not that an impairment has occurred.

Goodwill was generated in connection with four transactions between 2012 and 2015: EMC’s acquisitions of EMC LLC on December 12, 2012, STM Group on September 6, 2013, GIS Group on November 25, 2014 and SeaMobile on July 1, 2015.  The total amount of goodwill from these transactions was $101.1 million, net of $7.4 million of goodwill that was written off in connection with the spin-off of STM Norway AS and STMEA FZE UAE on September 30, 2015. The goodwill written off represented the portion of goodwill allocable to those entities.

EMC performed an assessment of the impairment of goodwill as of December 31, 2015 and 2014, as required. In accordance with Accounting Standards Update (“ASU”) 2014-02, EMC assessed qualitative factors to determine whether it was more likely than not that the fair value of a reporting unit was less than its carrying amount which includes goodwill. There has been no impairment of goodwill for any period presented herein.

Intangible Assets

Intangible assets acquired in a business combination were recognized at fair value using generally accepted valuation methods appropriate for the type of intangible asset and reported separately from goodwill. Intangible assets with definite lives are amortized over the estimated useful lives and are tested for impairment when events or circumstances occur that indicate that it is more likely than not that an impairment has occurred. EMC tests other intangible assets with definite lives for impairment by comparing the carrying amount to the sum of the net undiscounted cash flows expected to be generated by the asset whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the carrying amount of the asset exceeds its net undiscounted cash flows, then an impairment loss is recognized for the amount by which the carrying amount exceeds its fair value. There has been no impairment of other intangible assets for any period presented herein.

Revenue Recognition

EMC recognizes revenue when four basic criteria are met: persuasive evidence that an arrangement exists; delivery has occurred or services have been rendered; the seller’s price to the buyer is fixed or determinable; and collectability is reasonably assured. Further, SAB No. 104 requires that both title and the risks and rewards of ownership be transferred to the buyer before revenue can be recognized. EMC believes that its revenue recognition policies as described below are in compliance with SAB No. 104.

EMC primarily derives revenue from managed private network telecommunications, systems integration, value-added services, on-going support, entertainment, passenger, administrative and crew telephone services, full time administrative voice and fax services, stored value telephone access cards, and fully staffed and equipped Internet café solutions.  Recurrent telecommunication services are recognized over the service period, as defined in the customer agreement. Certain revenues such as Telephony and Internet services are recognized as consumed by the customers as defined in customer agreements.  Initial set up fees are recognized ratably over the life of the customer contract if such fees exceed the related cost incurred and a reasonable margin.  Maintenance and monitoring fees are recognized as revenue as services are performed.  Deferred revenues consist of amounts that have been prepaid and/or are unearned.

For arrangements with multiple deliverables, EMC allocates revenue to each deliverable if the delivered item(s) has value to the customer on a standalone basis and, if the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in the control of EMC. The fair value of the selling price for a deliverable is determined using a hierarchy of (1) company specific objective and reliable evidence, then (2) third-party evidence, then (3) best estimate of selling price. EMC allocates any arrangement fee to each of the elements based on their relative selling prices.

When EMC enters into revenue sharing arrangements where it acts as the primary obligor, EMC recognizes the underlying revenue on a gross basis. In determining whether to report revenue gross for the amount of fees received from its customers, EMC assesses whether it maintains the principal relationship, whether it bears credit risk and whether it has latitude in establishing prices with the customers, among other factors.

EMC has historically accounted for revenue arrangements that provide EMC’s owned equipment at customer’s sites to facilitate the delivery of satellite connectivity. EMC has determined that these arrangements with customers do not contain a lease as defined by Financial Accounting Standards Board (“FASB”) Topic Accounting Standards Codification (“ASC”) 840, Leases (“ASC 840”) due to the following primary reasons: (i) EMC retains legal ownership before, during and after the termination of the arrangements; (ii) EMC has the legal right to take possession of the equipment upon default; (iii) EMC removes the equipment upon contract termination or for other purposes (i.e., efficiency) and may reuse it elsewhere; (iv) the customer is contractually prohibited from using the equipment for any other use than connecting to EMC’s network; and (v) the equipment is not explicitly identified in the arrangements. Furthermore, because customers are purchasing connectivity services rather than equipment, it is rare that the arrangements provide for more than a simple service description (i.e., satellite connectivity).

EMC’s agreements contain service-level commitments with its customers. To the extent that such service levels are not achieved, EMC may be required to issue credits based on the service fees paid. EMC resells certain services that are ultimately provided by a third party.  These revenues are presented net of third party costs.

EMC also offers a variety of customer sales incentives, primarily to cruise ship industry customers and largely in the form of revenue sharing arrangements.  EMC records incentives at the time of sale, which are generally based on contractual terms, as a reduction in net revenues, following the guidance in FASB Topic ASC 605-50, Customer Payments and Incentives (“ASC 605-50”).

With respect to “breakage” on stored value telephone access cards sold to cruise ship industry customers, EMC follows the guidance in FASB ASC Topic 605-15-25-1, Revenue Recognition — Products (“ASC 605-15-25-1”), and SEC staff comments.  Breakage revenue is not recognized until EMC is legally released from its obligation, which occurs at redemption or expiration of an individual card or at the point redemption becomes remote (e.g., when not enough value remains on the card to complete a telephone call).

Unit-Based Compensation

EMC accounted for its unit-based compensation awards to employees and directors in accordance with FASB ASC Topic 718, Compensation-Stock Compensation (“ASC 718”). ASC 718 requires all unit-based payments to employees, including grants of employee unit options and restricted units, to be recognized in the statements of operations based on their grant date fair values. For unit-based awards granted to employees, EMC allocated unit-based compensation expense on a straight-line basis based on the grant date fair value over the associated service period. Unit-based compensation is classified in the accompanying consolidated statements of operations in the department where the related services were provided. Unit-based awards to non-employees were recorded at their fair values, and were revalued at the end of each reporting period until the unit-based awards vested. Unit-based compensation expense related to non-employee unit-based awards was recognized over the related service period using an accelerated recognition model in accordance with the provisions of ASC 718 and FASB ASC Topic 505, Equity (“ASC 505”).

EMC Acquisition Holdings, LLC (“EMC Holdings”), the prior parent company of EMC, issued Class B units to certain key employees of EMC, each unit representing a notional share of EMC Holdings’ membership units. Class B units vested ratably over a period of five years. The participants were entitled to receive consideration in exchange for vested Class B units upon the occurrence of a change in control, an initial public offering or a termination of employment (the “Trigger Event”) contingent upon the Class A Units receiving the full return of the invested capital and accumulated yield distributions (the “Value Based Contingency”). In the case of a termination of employment, EMC Holdings had the right, but not the obligation, to repurchase vested units. Class B units outstanding of EMC Holdings as of December 31, 2015 and 2014, totaled 8,993,585.

Unit-based compensation expense associated with the Class B units would be recognized if the achievement of the Trigger Event condition and the Value-Based Contingency was considered probable using management’s best estimates.

Income Taxes

Income taxes are recorded in accordance with FASB ASC Topic 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. EMC records deferred tax assets and liabilities based on differences between financial reporting and tax bases of assets and liabilities which are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

EMC accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, EMC recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. As of December 31, 2015 and 2014, the Company recorded a FIN 48 liability of $3.0 million for uncertain taxable positions in foreign jurisdictions. EMC’s practice is to recognize interest and/or penalties related to uncertain tax positions in income tax expense.

Results of Operations

The period-to-period comparison of financial results contained herein is not necessarily indicative of future results.

Six Months Ended June 30, 2016 Compared to Six Months Ended June 30, 2015

The following tables set forth EMC’s results of operations for the periods presented (dollar amounts in thousands):

	Six Months Ended June 30,		Change
	2016	2015	$	%
Revenue	$91,743	$43,668	$48,075	110.1%
Operating expenses:
Direct costs	51,450	20,675	30,775	148.9
Payroll, selling, general and administrative expenses	35,556	17,242	18,314	106.2
Depreciation and amortization	22,076	13,649	8,427	61.7
Total operating expenses	109,082	51,566	57,516	111.5
Loss from operations	(17,339)	(7,898)	(9,441)	119.5
Other (expense) income:
Interest expense, net	(19,479)	(6,705)	(12,774)	190.5
Equity in earnings of Wireless Maritime Services, LLC	8,301	—	8,301	—
Equity in earnings of other joint ventures	150	—	150	—
Other expense, net	(24)	(646)	622	(96.3)
Total other expense, net	(11,052)	(7,351)	(3,701)	50.3
Loss from operations before provision for income taxes	(28,391)	(15,249)	(13,142)	86.2
Income tax expense	(5,006)	(199)	(4,807)	2415.6
Net loss	$(33,397)	$(15,448)	$(17,949)	116.2

Revenue

Revenue increased by $48.1 million, or 110.1%, to $91.7 million for the six months ended June 30, 2016 from $43.7 million for the six months ended June 30, 2015 primarily as a result of the inclusion of revenue of $54.9 million of the acquisition of SeaMobile on July 1, 2015. The increase was partially offset by a $4.3 million decrease in revenues from the STM Group entities that were spun off on September 30, 2015 and customer turnover associated with the STM Group.

Operating expenses

Direct operating costs increased by $30.8 million, or 148.9%, to $51.5 million for the six months ended June 30, 2016 from $20.7 million for the six months ended June 30, 2015 primarily due to the inclusion of operating costs of $32.2 million of SeaMobile.  The increase was partially offset by a decrease in satellite transmission related costs resulting from the utilization of the additional satellite capacity from the SeaMobile acquisition.

Payroll, selling, general and administrative expenses increased by $18.3 million, or 106.2%, to $35.6 million for the six months ended June 30, 2016 from $17.2 million for the six months ended June 30, 2015 primarily due to an increase in payroll-related costs of $6.8 million associated with the increase in the number of employees from 304 at June 30, 2015 to 461 at June 30, 2016 and an increase in selling, general and administrative expenses of $11.5 million resulting primarily from the SeaMobile acquisition. A significant portion of the increase was attributable to a $2.1 million increase in office-related expenses resulting from the relocation of the EMC headquarters in order to accommodate the increased number of employees. In addition, selling, general and administrative expenses increased due to $4.6 million in professional fees and temporary help, $1.9 million in one-time costs related to merger and acquisition activity, $0.9 million in travel related expenses and $0.7 million in sales commissions.

Depreciation and amortization increased by $8.4 million, or 61.7%, to $22.1 million for the six months ended June 30, 2016 from $13.6 million for the six months ended June 30, 2015, primarily as a result of the inclusion of depreciation and amortization of $10.1 million from the SeaMobile acquisition.

Other (expense) income

Interest expense, net increased by $12.8 million, or 190.5%, to $19.5 million for the six months ended June 30, 2016 from $6.7 million for the six months ended June 30, 2015 primarily due to the incurrence of additional indebtedness in order to finance the SeaMobile acquisition as well as higher interest rates under credit agreements entered into on July 1, 2015.

EMC acquired its 49% equity interests in WMS and Santander on July 1, 2015 in connection with its acquisition of SeaMobile. For the six months ended June 30, 2015, EMC had no such equity interests or related income.

Other expenses were not material for the six months ended June 30, 2016, as compared to $0.6 million for the six months ended June 30, 2015.  The decrease was due primarily to lower realized losses on foreign currency transactions.

Income tax expense

Income tax expense increased by $4.8 million to $5.0 million for the six months ended June 30, 2016 from $0.2 million for the six months ended June 30, 2015 primarily as a result of the inclusion of the tax expense of SeaMobile.

Net loss

As a result of the above, net loss increased by $17.9 million, or 116.2%, to $33.4 million for the six months ended June 30, 2016 from $15.4 million for the six months ended June 30, 2015.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

The following tables set forth EMC’s results of operations for the periods presented (dollar amounts in thousands):

	Year Ended December 31,		Change
	2015	2014	$	%
Revenue	$146,089	$102,735	$43,354	42.2%
Operating expenses:
Direct costs	75,906	51,430	24,476	47.6
Payroll, selling, general and administrative expenses	61,484	32,368	29,116	90 .0
Depreciation and amortization	37,365	26,507	10,858	41.0
Total operating expenses	174,755	110,305	64,450	58.4
Loss from operations	(28,666)	(7,570)	(21,096)	278.7
Other (expense) income:
Interest expense, net	(30,504)	(23,504)	(7,000)	29.8
Equity in earnings of Wireless Maritime Services, LLC	8,043	—	8,043	—
Equity in earnings of other joint ventures	33	—	33	—
Other expenses	(576)	(902)	326	(36.1)
Total other expense, net	(23,004)	(24,406)	1,402	(5.7)
Loss from operations before provision for income taxes	(51,670)	(31,976)	(19,694)	61.6
Income tax expense	(978)	(846)	(132)	15.6
Net loss	$(52,648)	$(32,822)	$(19,826)	60.4

Revenue

Revenue increased by $43.4 million, or 42.2%, to $146.1 million for the year ended December 31, 2015 from $102.7 million for the year ended December 31, 2014 primarily as a result of the inclusion of revenue of $62.3 million of SeaMobile, which was acquired on July 1, 2015, and $6.8 million of GIS Group, which was acquired on November 25, 2014. The increase was partially offset by a $15.9 million decrease in revenues from the STM Group entities that were spun off on September 30, 2015, which included a decrease in equipment sales of $6.7 million, and customer turnover associated with the STM Group.

Operating expenses

Direct operating costs increased by $24.5 million, or 47.6%, to $75.9 million for the year ended December 31, 2015 from to $51.4 million for the year ended December 31, 2014 primarily due to the inclusion of operating costs of $35.0 million of SeaMobile. The increase was partially offset by a decrease in satellite transmission related costs resulting from the utilization of the additional satellite capacity from the SeaMobile acquisition.

Payroll, selling, general and administrative expenses increased by $29.1 million, or 90.0%, to $61.5 million for the year ended December 31, 2015 from to $32.4 million for the year ended December 31, 2014.  The increase was primarily due to an increase in payroll-related costs of $17.8 million as a result of the SeaMobile acquisition, which included severance costs of $4.2 million incurred mainly in connection with a synergies realization plan as well as $3.3 million in retention bonuses. Additionally, selling, general and administrative expenses increased by $11.3 million primarily due to $5.3 million of higher professional, temporary assistance and consulting fees, inclusive of consulting expenses related to the integration of the SeaMobile business, office-related costs of $3.0 million, merger and acquisition related costs of $1.2 million, bad debt expense of $1.1 million, sales commissions and marketing expenses of $1.1 million. These increases were partially offset by lower travel related expenses of $1.3 million reflecting savings from the implementation of a new travel policy.

Depreciation and amortization increased by $10.9 million, or 41.0%, to $37.4 million for the year ended December 31, 2015 from $26.5 million for the year ended December 31, 2014 primarily as a result of the inclusion of depreciation and amortization of $9.9 million from the SeaMobile acquisition.

Other (expense) income

Interest expense, net increased by $7.0 million, or 29.8%, to $30.5 million for the year ended December 31, 2015 from $23.5 million for the year ended December 31, 2014 primarily due to the incurrence of indebtedness in order to finance the SeaMobile acquisition as well a higher interest rates under the new credit agreements entered into on July 1, 2015.

EMC acquired its equity interests in WMS and other joint ventures on July 1, 2015 in connection with its acquisition of SeaMobile. For the year ended December 31, 2014, EMC had no such equity interests or related income.

Other expenses decreased by $0.3 million, or 36.1%, to $0.6 million for the year ended December 31, 2015, as compared to $0.9 million for the year ended December 31, 2014 primarily due to lower realized losses on foreign currency transactions.

Income tax expense

Income tax expense increased by $0.1 million, or 15.6%, to $1.0 million for the year ended December 31, 2015 from $0.9 million for the year ended December 31, 2014 primarily as a result of the inclusion of $0.3 million of tax expense of SeaMobile, partially offset by a decrease in income tax expense of EMC’s non-U.S. subsidiaries.

Net loss

As a result of the above, net loss increased by $19.8 million, or 60.4%, to $52.6 million for the year ended December 31, 2015 from $32.8 million for the year ended December 31, 2014.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

The following tables set forth EMC’s results of operations for the periods presented (dollar amounts in thousands):

	Year Ended December 31,		Change
	2014	2013	$	%
Revenue	$102,735	$84,132	$18,603	22.1%
Operating expenses:
Direct costs	51,430	44,403	7,027	15.8
Payroll, selling, general and administrative expenses	32,368	21,899	10,469	47.8
Depreciation and amortization	26,507	22,066	4,441	20.1
Total operating expenses	110,305	88,368	21,937	24.8
Loss from operations	(7,570)	(4,236)	(3,334)	78.7
Other (expense) income:
Interest expense, net	(23,504)	(11,865)	(11,639)	98.1
Other expenses	(902)	(1,249)	347	(27.8)
Total other expense, net	(24,406)	(13,114)	(11,292)	86.1
Loss from operations before provision for income taxes	(31,976)	(17,350)	(14,626)	84.3
Income tax expense	(846)	(134)	(712)	531.3
Net loss	$(32,822)	$(17,484)	$(15,338)	87.7

Revenue

Revenue increased by $18.6 million, or 22.1%, to $102.7 million for the year ended December 31, 2014 from $84.1 million for the year ended December 31, 2013 primarily as a result of the inclusion of a full year of revenue of STM Group in 2014 compared to the inclusion four months of STM Group revenue in 2013. Revenue related to the STM Group was $33.9 million for 2014, as compared to $9.9 million for 2013. Revenue, excluding STM Group, decreased by $5.4 million, or 7.3%, to $68.8 million for the year ended December 31, 2014 from $74.2 million for the year ended December 31, 2013 mainly due to the loss of two customers.

Operating expenses

Direct operating costs increased by $7.0 million, or 15.8%, to $51.4 million for the year ended December 31, 2014 from $44.4 million for the year ended December 31, 2013 primarily due to the inclusion of operating costs of STM Group for the full year of 2014 as compared to four months of 2013.

Payroll, selling, general and administrative expenses increased by $10.5 million, or 47.8%, to $32.4 million for the year ended December 31, 2014 from $21.9 million for the year ended December 31, 2013 primarily due to $4.7 million of incremental payroll costs related to the STM Group and new hires in the United Arab Emirates, higher travel expenses of $2.7 million due to an increased number of employees and additional sales initiatives, office related costs of $0.9 million, bad debt expense of $0.6 million and sales and marketing expenses of $0.5 million.

Depreciation and amortization increased by $4.4 million, or 20.1%, to $26.5 million for the year ended December 31, 2014 from $22.1 million for the year ended December 31, 2013 primarily due to depreciation related to 2014 fixed asset additions and amortization expense related to intangibles from the STM Group acquisition.

Other (expense) income

Interest expense, net increased by $11.6 million, or 98.1%, to $23.5 million for the year ended December 31, 2014 from $11.9 million for the year ended December 31, 2013 primarily due to the debt refinancing that occurred during the second quarter of 2014. The debt refinancing resulted in higher amortization of deferred financing costs and increased interest expense due to higher debt balances. In addition, prepayment penalties were incurred in connection with such refinancing.

Other expenses decreased by $0.3 million, or 27.8%, to $0.9 million for the year ended December 31, 2014 from $1.2 million for the year ended December 31, 2013 primarily due to transaction costs incurred during 2013 related to the STM acquisition with no comparable costs in 2014.

Income tax expense

Income tax expense increased by $0.7 million, or 531.1%, to $0.8 million for the year ended December 31, 2014 from to $0.1 million for the year ended December 31, 2013 primarily due to the inclusion of a full year of income tax expense related to STM Group operations in 2014 compared to the inclusion of four months of STM Group operations in 2013. In addition, income tax expense for the year ended December 31, 2014 included income tax expense related to GIS Group, which was acquired in November 2014, as described above.

Net loss

As a result of the above, net loss increased by $15.3 million to $32.8 million, or 87.7%, for the year ended December 31, 2014 from $17.5 million for the year ended December 31, 2013.

Liquidity and Capital Resources

Sources and Uses of Cash - Six Months Ended June 30, 2016 Compared to Six Months Ended June 30, 2015

The following table presents a summary of EMC’s cash flow activity for the periods set forth below (in thousands):

	Six Months Ended June 30,
	2016	2015
Net cash (used in) provided by operating activities	$(17,082)	$5,151
Net cash used in investing activities	(6,568)	(9,335)
Net cash provided by financing activities	23,769	12,611

Cash Flows (Used in) Provided by Operating Activities

Six Months Ended June 30, 2016

Net cash used in operating activities of $17.1 million for the six months ended June 30, 2016 primarily resulted from EMC’s net loss during the period of $33.4 million, which included non-cash charges of $24.3 million, comprised largely of depreciation and amortization, non-cash interest expense, including amortization of deferred financing fees, bad debt expense, fixed assets and inventory write-offs and changes in EMC’s deferred income taxes, partially offset by non-cash earnings from EMC’s joint ventures of $8.5 million. Cash distributions from WMS for the six months ended June 30, 2016 contributed $4.9 million to cash flows from operations.  The remainder of EMC’s operating activities resulted in a net decrease in cash from operations of $4.5 million. The net decrease resulted primarily from accounts receivable of $4.5 million, prepaid expenses and other assets of $2.5 million, inventories of $1.7 million and accounts payable of $1.5 million. Partially offsetting these amounts were cash inflows of $5.4 million primarily due to accrued expenses.

Six Months Ended June 30, 2015

Net cash provided by operating activities of $5.2 million for the six months ended June 30, 2015 primarily resulted from EMC’s net loss during the period of $15.4 million, which included non-cash charges of $15.5 million, comprised largely of depreciation and amortization, non-cash interest expense, including amortization of deferred financing fees, bad debt expense and fixed assets and inventory write-offs. The remainder of EMC’s operating activities resulted in an increase in cash from operations of $5.0 million primarily due to accounts payable of $5.4 million and accounts receivable of $2.0 million. Partially offsetting these amounts were net cash outflows primarily due to prepaid expenses and other of $1.8 million and inventories of $0.9 million.

Cash Flows Used in Investing Activities

Six Months Ended June 30, 2016

Cash flows used in investing activities for the six months ended June 30, 2016 totaled $6.6 million, which was primarily due to purchases of property, plant and equipment of $11.2 million and intangible assets of $1.2 million, partially offset by $6.0 million received from the release of an escrow account related to the SeaMobile acquisition.

Six Months Ended June 30, 2015

Cash flows used in investing activities for the six months ended June 30, 2015 totaled $9.3 million, which was due to purchases of property, plant and equipment of $6.2 million and intangible assets of $3.2 million.

Cash Flows Provided by Financing Activities

Six Months Ended June 30, 2016

Cash flows provided by financing activities for the six months ended June 30, 2016 totaled $23.8 million, which was primarily due to proceeds from the incurrence of $23.0 million of indebtedness and $2.3 million from the sale of preferred units originally issued in connection with the SeaMobile acquisition (which were subsequently redeemed in connection with GEE’s acquisition of EMC), partially offset by loan repayments of $1.3 million.

Six Months Ended June 30, 2015

Cash flows provided by financing activities for the six months ended June 30, 2015 totaled $12.6 million, which was primarily due to proceeds from the incurrence of $13.3 million of indebtedness.

Sources and Uses of Cash - Years Ended December 31, 2015, December 31, 2014 and December 31, 2013

The following table presents a summary of EMC’s cash flow activity for the periods set forth below (in thousands):

	Year Ended December 31,
	2015	2014	2013
Net cash provided by (used in) operating activities	$5,779	$(10,687)	$(923)
Net cash used in investing activities	(226,255)	(27,926)	(50,746)
Net cash provided by financing activities	225,687	37,815	50,602

Cash Flows Provided by (Used in) Operating Activities

Year Ended December 31, 2015

Net cash provided by EMC’s operating activities of $5.8 million for the year ended December 31, 2015 primarily resulted from EMC’s net loss during the period of $52.6 million, which included non-cash charges of $51.2 million, comprised largely of depreciation and amortization, non-cash interest expense, including amortization of deferred financing fees and a loss on refinancing, bad debt expense, fixed assets and inventory write-offs and changes in EMC’s deferred income taxes partially offset by non-cash earnings from EMC’s joint ventures of $8.0 million. Cash distributions from WMS for the year ended December 31, 2015 contributed $8.3 million to cash flows from operations. The remainder of EMC’s operating activities resulted in an increase in cash from operations of $6.9 million. The increase was primarily the result of prepaid expenses and other totaling $8.6 million, accounts payable of $3.4 million and accounts receivable of $2.2 million. Partially offsetting these amounts were net cash outflows of $6.6 million primarily due to inventories of $2.1 million, deferred revenues of $1.8 million, other receivables of $1.3 million and accrued expenses of $1.7 million.

Year Ended December 31, 2014

Net cash used in operating activities of $10.7 million for the year ended December 31, 2014 primarily resulted from EMC’s net loss during the period of $32.8 million, which included non-cash charges of $35.7 million, comprised largely of depreciation and amortization, non-cash interest expense, including amortization of deferred financing fees and bad debt expense. The remainder of EMC’s operating activities resulted in a decrease in cash from operations of $13.6 million, primarily due to accounts receivable of $7.0 million, inventories of $4.2 million, accrued expenses of $1.6 million and deferred revenue of $1.5 million.

Year Ended December 31, 2013

Net cash used in operating activities of $0.9 million for the year ended December 31, 2013 primarily resulted from EMC’s net loss during the period of $17.5 million, which included non-cash charges of $25.9 million, comprised largely of depreciation and amortization, non-cash interest expense, including amortization of deferred financing fees and bad debt expense. The remainder of EMC’s operating activities resulted in a decrease in cash from operations of $9.3 million, primarily due to accounts receivable of $7.9 million, prepaid expenses and other totaling $2.7 million, inventories of $2.0 million and payroll and social security taxes payable of $1.5 million. Partially offsetting these amounts were net cash inflows from accounts payable of $2.3 million, other receivables of $2.0 million and accrued expenses of $1.1 million.

Cash Flows Used in Investing Activities

Year Ended December 31, 2015

Cash flows used in investing activities for the year ended December 31, 2015 totaled $226.3 million, which was primarily due to the acquisition of SeaMobile for $204.0 million, purchases of property, plant and equipment of $16.4 million and intangible assets of $5.2 million.

Year Ended December 31, 2014

Cash flows used in investing activities for the year ended December 31, 2014 totaled $27.9 million, which was primarily due to purchases of property, plant and equipment of $17.7 million, the acquisition of GIS Group for $7.0 million and intangible assets of $6.1 million. Partially offsetting these amounts was cash of $2.5 million received as a result of a purchase price adjustment related to the STM acquisition.

Year Ended December 31, 2013

Cash flows used in investing activities for the year ended December 31, 2013 totaled $50.7 million, which was primarily due to the acquisition of STM Group for $41.2 million, purchases of property, plant and equipment of $8.4 million and intangible assets of $1.1 million.

Cash Flows Provided by Financing Activities

Year Ended December 31, 2015

Cash flows provided by financing activities for the year ended December 31, 2015 totaled $225.7 million, which was primarily due to proceeds from the incurrence of $423.2 million of indebtedness, partially offset by loan repayments and financing costs totaling $200.0 million. In addition, cash flows provided by financing activities included member contributions of $2.9 million.

Year Ended December 31, 2014

Cash flows provided by financing activities for the year ended December 31, 2014 totaled $37.8 million, which was primarily due to proceeds from the incurrence of $168.8 million of indebtedness, partially offset by loan repayments and financing costs totaling $134.1 million. In addition, cash flows provided by financing activities also included proceeds from the release of cash collateral related to two customers totaling $2.1 million and capital contributions of $1.0 million.

Year Ended December 31, 2013

Cash flows provided by financing activities for the year ended December 31, 2013 totaled $50.6 million, which was primarily due to proceeds from the incurrence of $52.4 million of indebtedness, partially offset by financing costs of $3.3 million. In addition, cash flows provided by financing activities also included capital contributions of $1.0 million.